Exhibit 99.1

List of Reporting Persons

(1) DEP Technology Holdings Ltd., an Israeli private corporation with its business and principal office Triangular Tower, 42nd Floor, 3 Azrieli Center, Tel Aviv 67023, Israel

(2) Discount Investment Corporation Ltd., an Israeli public corporation with its business and principal office at the Triangular Tower, 44th Floor, 3 Azrieli Center, Tel-Aviv 67023, Israel.

(3) IDB Development Corporation Ltd, an Israeli public corporation with its business and principal office at the Triangular Tower, 44th Floor, 3 Azrieli Center, Tel-Aviv 67023, Israel.

(4) IDB Holding Corporation Ltd, an Israeli public corporation with its business and principal office at the Triangular Tower, 44th Floor, 3 Azrieli Center, Tel-Aviv 67023, Israel.

(5) Mr. Nochi Dankner, whose address is 3 Azrieli Center, the Triangular Tower, 44th Floor, Tel-Aviv 67023, Israel.

(6) Mrs. Shelly Bergman, whose address is 9 Hamishmar Ha’Ezrachi Street, Afeka, Tel-Aviv 69697, Israel.

(7) Mrs. Ruth Manor, whose address is 26 Hadgerot Street, Savyon 56526, Israel.

(8) Mr. Avraham Livnat, whose address is Taavura Junction, Ramle 72102, Israel.